Entrustment Letter

Trustor:

The Project Team of the Key Research Project - Kindergarten Bilingual Education and Teachers’ Training - of the Tenth Five-Year Plan of the Ministry of Education (the “Team”)

Trustee:

Today’s Teachers Technology and Culture Ltd. (“TTTC”)

The Team entrusts TTTC for the development of audio, video materials and learning tools, and the manufacturing and sales of related products for the kindergarten English thematic education curriculum of the key research project - Kindergarten Bilingual Education and Teachers’ Training - of the Tenth Five-Year Plan of the Ministry of Education (the “Works”). The parties (the “Parties”) agree as follows:

1.

The Team entrusts TTTC for development of the learning tools and the manufacturing of related products of the Works.

(1).

The Team is responsible for providing scientific and rigorous education contents or guidance for the products;

(2).

The Team is responsible for promoting the products within the area of the kindergarten bilingual project;

(3).

The Team is responsible for organizing experts to appraise the products.

2.

TTTC accepted and promised to complete the Works as follows:

(1).

TTTC is responsible for the earlier stage development, design and trial of the learning tool products;

(2).

TTTC is responsible for the manufacturing of the products;

(3).

TTTC is responsible for drawing up the price standard and sales plan of the products based on consultation with the Team;

(4).

TTTC is responsible for providing the startup fund for the products to the Team in the amount of RMB100,000 yuan, payable in two installments (RMB50,000 each). The first payment shall be made to the Team within ten days following the execution of this entrustment letter, and the balance shall be paid by the end of March 2005;

(5).

The parties shall have a separate agreement for the distribution the profits from the products sales.

3.

The Team has the right to supervise TTTC’s implementation of the Works.

4.

TTTC has the responsibility to report the Works to the Team on a regular basis.

5.

The entrustment letter is effective from the date both parties have duly executed.

The Team:

Signature and Seal on March 26, 2003

TTTC:

Signature and Seal on April 2, 2003